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                                                                   EXHIBIT 10.12

May 11, 2000



Mr. Douglas S. Massingill
7941 Burning Tree Drive
Franktown, Colorado 80116

Re:      Employment with J.D. Edwards & Company

Dear Doug:

The following sets out the terms and conditions of your employment with J.D. Edwards & Company (J.D. Edwards) for the period from May 16, 2000 through February 28, 2001.

1. EMPLOYMENT AGREEMENT. For the period from May 1, 2000 through February 28, 2001 (the Employment Period), you will be employed by J.D. Edwards on a part-time basis to provide construction and property sale management in accordance with the attached "Statement of Work" at semi-monthly compensation of $625 paid in accordance with J.D. Edwards' standard payroll policies, i.e., on the fifteenth and last day of each month commencing with the May 31, 2000 payroll and subject to appropriate tax withholding. Except as expressly set forth in this letter, as a part-time employee, you will not be eligible for any employee benefits made available to employees of J.D. Edwards.

       During your Employment Period, you will be subject to all J.D. Edwards' employment policies, except Outside Employment. Pursuant to the Outside Employment policy, J.D. Edwards' employees must refrain from engaging in outside employment, particularly in the area of professional services that may create a conflict of interest. However, you will be free to accept employment with any other entity, except those direct competitors of J.D. Edwards as further set forth in the section entitled Non-Compete, below.

2. TERMINATION OF EMPLOYMENT. At the end of your Employment Period, your employment with J.D. Edwards will be involuntarily terminated, and the following terms will then apply (except that the severance payment below shall be made upon entering into this letter agreement):


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Mr. Douglas S. Massingill
May 11, 2000
Page 2


       o SEVERANCE PAY. You will receive severance pay of $336,458.33. This severance payment will be made in a one-time, lump sum payment subject to appropriate tax withholding on May 31, 2000.

       o NON-COMPETE. In consideration of the severance pay set forth in the paragraph above, you agree not to accept employment with any of the direct competitors of J.D. Edwards listed on the attached "Direct Competitors of J.D. Edwards during your Employment Period". Should you accept employment with any of the listed competitors of J.D. Edwards during the period of this Agreement, this Agreement will be automatically terminated on the date of commencement of such employment, all continuing payments (other than COBRA payments required by applicable law) will cease and all unvested options granted will terminate. The non-competition obligations set forth in this letter shall supersede the non-competition obligation imposed upon you pursuant to that certain non-competition and confidential agreement entered into between you and J.D. Edwards on March 24, 1993 ("Prior Non-Competition Agreement"). Upon signing this letter, the Prior Non-Competition Agreement is terminated.

       o STOCK OPTIONS. Pursuant to the terms of the Stock Option Agreements under the 1992 Incentive Stock Option Plan, the 1992 Non-Qualified Stock Option Plan and the 1997 Equity Incentive Plan between you and J.D. Edwards, any Stock Option held by you, to the extent exercisable pursuant to the applicable Stock Option Agreement, shall remain exercisable for one month (until March 31, 2001) after the date of your termination of employment.

       o VACATION PAY. You will be entitled to payment for any unused hours of accrued vacation based on your monthly compensation on May 15, 2000 subject to appropriate withholding taxes.

       o CONFIDENTIALITY AND NON SOLICITATION. Notwithstanding your termination from employment with J.D. Edwards, you will continue to observe your obligations of not disclosing any trade secrets, proprietary or confidential information of J.D. Edwards and will neither disclose the terms of this Agreement nor the content of any discussion between you and J.D. Edwards, other than to professional advisors or taxing authorities for the purpose of filing tax returns on your compensation or pursuant to a court order. You further agree not to recruit any person to leave the employment of J.D. Edwards for a period of two years beyond the execution of this letter agreement. As used in this Agreement, to "recruit" shall mean, during the
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Mr. Douglas S. Massingill
May 11, 2000
Page 3


              above two-year period, by any method of communication, the direct contact by you or contact by someone at your direction of a then current employee of J.D. Edwards or of any of its subsidiaries for the purpose of inducing such employee to leave employment with J.D. Edwards. In addition, you agree not solicit any current customer or prospect of J.D. Edwards to terminate any current license or service agreement with J.D. Edwards.

       o      INDEMNIFICATION AS A J.D. EDWARDS' OFFICER AND DIRECTOR.

              In accordance with Section 12, Binding Effect; Successors and Assigns, of the J.D. Edwards & Company Indemnification Agreement between you and J.D. Edwards dated as of August 19,1997, J.D. Edwards confirms that the Indemnification Agreement shall continue in effect regardless of whether you continue to serve as a director, officer, employee, agent or fiduciary of the Company, and therefore, J.D. Edwards will continue to indemnify you to the fullest extent permitted by law against all claims brought against you for any Claim with respect to a Covered Event (as such terms are defined in the Indemnification Agreement) which you are or become a party to, including without limitation, those certain Civil Actions No. 99-N-1744, Rosa E. Garza v. J.D. Edwards & Company, et al., Civil Action 99-N-1848, Shirley Chess v. J.D. Edwards & Company, et al., and Civil Action No. 99-N-1862, Ben Hopkins v. J.D. Edwards & Company, et al.

       o MARCH 23, 1994 OFFER LETTER. Upon signing this Employment Agreement, you agree to terminate the Offer Letter dated March 23, 1994.

       o PURCHASE OF HOME UNDER CONSTRUCTION AT 10327 WOODHAVEN RIDGE ROAD, PARKER, COLORADO. As of May 31, 2000, JDE will purchase the property, including the house, pool, pool house, barn and land. You agree to transfer title and all construction contracts to this property free and clear from all liens and encumbrances. The sale price of the property will be your costs incurred to date (estimated at $3 million), to be paid to you as follows:

                  67%: Paid via wire transfer to your account, #____________, ABA #_________________, at
                           ________________ (bank name) upon supplying supporting documentation, including invoices and canceled checks to substantiate your costs.

                  33% Paid upon sale of property after adjusting for any loss on the sale (if any) shared at a rate of 75% by JDE and 25% by you. Gain or loss will be computed as sale price to JDE plus additional costs (paid by JDE) incurred to complete


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Mr. Douglas S. Massingill
May 11, 2000
Page 4




                           property, less final sales price upon completion. 100% of any gains will accrue to you and will be included in the final settlement. JDE will be responsible for all brokerage commissions involved with selling the home.

              You agree to manage the completion of that property using reasonable care and judgment and to correspond with JDE regarding future construction draws, plan or design changes and any other decision which would impact the timing of completion or cost of this project. You also agree, using reasonable care and judgment, to manage the sale of the completed property, consulting with JDE on sales price and strategy.

       o J.D. EDWARDS PROPERTY. Upon your last day of employment, you will return all J.D. Edwards property and proprietary information, including but not limited to: customer lists, confidential product information, price lists, etc. However, as long as you are employed part time, you will continue to have access to J.D. Edwards voice mail and e-mail, plus you will be permitted retain your cell telephone, laptop and personal computers once you terminate.

       o COBRA MEDICAL INSURANCE. You will be eligible for medical insurance under COBRA commencing on May 1, 2000 for a period of two (2) years in accordance with the standard J.D. Edwards policy at J.D. Edwards approximate expense of $25,000.

       o 401(k). Your 401(k) balance calculations will be made within a reasonable time after May 15, 2000 and at that time you will be notified of your balance and be provided with options related to distribution at that time.

       o INSIDER TRADING POLICY. Effective August 28, 2000, you will be released from the J.D. Edwards insider trading policy.

       o RELOCATION FROM DENVER TO ATLANTA. J.D. Edwards will pay for all reasonable and customary expenses associated with the transport of your possessions should you decide to relocate to Atlanta. JDE will make an additional payment for tax purposes to cover any taxable, non-deductible items.

This Agreement sets forth in full all the terms of your continuing employment for the Employment Period and the ultimate termination of employment with J.D. Edwards. Upon the date of your termination, all obligations, claims, demands, rights and causes of action, whether known or unknown, regarding your employment with J.D. Edwards








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Mr. Douglas S. Massingill
May 11, 2000
Page 5


shall be deemed satisfied, released, discharged and fully settled by the terms of this Agreement. Pursuant to the terms of the Age Discrimination in Employment Act, you understand that you will have a period of 21 days to consider the terms of your termination and that you may and should seek the advice of legal counsel in reviewing such terms. Should you accept the terms of termination prior to the end of the 21-day period, you will be deemed to have waived the full 21-day review period. Once you have accepted the terms of the termination, you will have a seven-day revocation period to additionally review the terms and revoke your acceptance; should you not so revoke your acceptance, the terms of your termination will be effective on the eighth day.

If the foregoing is an accurate reflection of the terms of your continuing employment through February 28, 2001 and the ultimate termination of employment with J.D. Edwards, please so indicate by signing on the line provided below and returning one copy to J.D. Edwards.


Very truly yours,

J.D. EDWARDS & COMPANY


/s/ Richard E. Allen
-----------------------------
Richard E. Allen
Sr. Vice President and Chief Financial Officer







Accepted this 15th day of May, 2000.


/s/ Douglas S. Massingill
-----------------------------
Douglas S. Massingill






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                                STATEMENT OF WORK



During your Employment Period, you will manage the completion and ultimate sale of the property at 10327 Woodhaven Ridge Road, Parker, Colorado. You will report to JDE on a monthly basis as to the construction status, costs incurred, estimated completion date and selling activity.




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                               DIRECT COMPETITORS
                                       OF
                             J.D. EDWARDS & COMPANY

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BROAD APPS            CRM           SUPPLY CHAIN      HORIZONTAL
----------            ---           ------------      ----------

SAP                   Siebel        I2                Ariba
Oracle                Pivotal       Paragon
PeopleSoft            Onyx          Manugistics
QAD                                 Synquest
Lawson
IFS
Intentia
Great Plains

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